Summit Midstream Partners, LP 1790 Hughes Landing Blvd, Suite 500 The Woodlands, TX 77380

Summit Midstream Partners, LP Announces Simultaneous Closing of $255.0 Million
Polar & Divide Drop Down and $35.0 Million Stampede Lateral Option

The Woodlands, Texas (May 18, 2015) - Summit Midstream Partners, LP (NYSE: SMLP) announced today that its wholly owned subsidiary, Bison Midstream, LLC (“Bison Midstream”), has closed its previously announced acquisition of 100% of the equity interests of certain subsidiaries of Summit Midstream Partners, LLC (“Summit Investments”) for total cash consideration of $255.0 million, subject to customary purchase price adjustments (the “Acquisition”). The Acquisition includes certain crude oil and produced water gathering systems and transmission pipelines located in the Williston Basin (the “Polar & Divide system”).
Based on the achievement of certain development milestones since announcing the Acquisition on May 6, 2015, SMLP also announced today that it has exercised an option to acquire a crude oil transmission project currently under development in the Williston Basin (the “Stampede Lateral”) from a subsidiary of Summit Investments for an additional $35.0 million.
The $290.0 million total acquisition was financed with (i) the net proceeds from a primary equity offering of 6.5 million common units that closed on May 13, 2015 and (ii) a draw of under SMLP’s $700.0 million revolving credit facility. The transaction closed on May 18, 2015.
The terms of the Acquisition and exercise of the Stampede Lateral option were approved by the board of directors of SMLP’s general partner and by the board of directors’ conflicts committee, which consists entirely of independent directors. The conflicts committee engaged Evercore Partners to act as its independent financial advisor and to render a fairness opinion, and Akin Gump Strauss Hauer & Feld, LLP to act as its legal advisor.
Because of the common control aspects in a drop down transaction, the Acquisition has been deemed a transaction between entities under common control and, as such, will be accounted for on an “as if pooled” basis for all periods in which common control existed. As such, SMLP’s financial results will retrospectively include the financial results attributable to the Polar & Divide system for all periods beginning after February 15, 2013.
Overview of the Polar & Divide System
The Polar & Divide system includes more than 295 miles of crude oil and produced water pipelines, spanning throughout the central and western parts of Williams and Divide counties in North Dakota, from the Missouri River to the Canadian border. The Polar & Divide system is underpinned by long-term, fee-based gathering agreements with multiple producers, including anchor customers, Whiting Petroleum Corp. and SM Energy Company. Several of these gathering agreements include rate redetermination mechanisms which effectively serve to protect future cash flows by resetting the gathering rate upward in the future in the event that the customer does not attain certain minimum production thresholds.
The Polar & Divide system began operating in May 2013 and currently has a maximum aggregate throughput capacity of 80,000 barrels per day (“bbls/d”) of crude oil and produced water. In the first quarter of 2015, the Polar & Divide system gathered over 48,000 bbls/d of crude oil and produced water from pad sites, central receipt points, and truck unloading stations, an increase from approximately 33,500 bbls/d for the year ended December 31, 2014. Crude oil is currently delivered to the COLT Hub in Epping, North Dakota and produced water is delivered to producer-owned and third-party injection wells located throughout the Williston Basin. Two development projects are currently underway to provide customers of the Polar & Divide system with additional delivery points for crude oil, including (i) an interconnect with Enbridge’s North Dakota Pipeline System, and (ii) the Stampede Lateral, which will interconnect with Global Partners LP’s (“Global”) Basin Columbus rail terminal near Columbus, North Dakota.
The Stampede Lateral is a greenfield development project which includes the construction of a 46-mile, 10-inch diameter crude oil transmission pipeline with throughput capacity of 50,000 bbls/d to Global’s Basin Columbus rail terminal. The Stampede Lateral is underpinned by a long-term contract with Global, including minimum volume commitments, and is expected to be placed into service in the fourth quarter of 2015.

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Based on 2016 projected EBITDA from Polar & Divide and the Stampede Lateral, the $290.0 million total acquisition, coupled with approximately $75 million of growth capital expenditures through the fourth quarter of 2016, is being acquired at a 7.8x acquisition multiple.
About Summit Midstream Partners, LP
SMLP is a growth-oriented limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in North America. SMLP currently provides natural gas gathering, treating and processing services pursuant to primarily long-term and fee-based natural gas gathering and processing agreements with customers and counterparties in four unconventional resource basins: (i) the Appalachian Basin, which includes the Marcellus Shale formation in northern West Virginia; (ii) the Williston Basin, which includes the Bakken and Three Forks shale formations in northwestern North Dakota; (iii) the Fort Worth Basin, which includes the Barnett Shale formation in north-central Texas; and (iv) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in western Colorado and eastern Utah. SMLP owns and operates more than 2,600 miles of pipeline and over 250,000 horsepower of compression. SMLP is headquartered in The Woodlands, Texas with regional corporate offices in Denver, Colorado and Atlanta, Georgia.
About Summit Midstream Partners, LLC
Summit Midstream Partners, LLC (“Summit Investments”) indirectly owns a 44.5% limited partner interest in SMLP and indirectly owns and controls the general partner of SMLP, Summit Midstream GP, LLC, which has sole responsibility for conducting the business and managing the operations of SMLP. Summit Investments owns, operates and is developing various crude oil, natural gas, and water-related midstream energy infrastructure assets in the Bakken Shale in North Dakota, the DJ Niobrara Shale in Colorado, and the Utica Shale in Ohio. Summit Investments also owns a 40% interest in a joint venture that is developing natural gas gathering and condensate stabilization infrastructure in the Utica Shale in southeastern Ohio. Summit Investments is a privately held company controlled by Energy Capital Partners II, LLC, and certain of its affiliates.
Forward-Looking Statements
This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause SMLP’s actual results in future periods to differ materially from anticipated or projected results. An extensive list of specific material risks and uncertainties affecting SMLP is contained in its 2014 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2015 and as amended and updated from time to time. Any forward-looking statements in this press release are made as of the date of this press release and SMLP undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.
Contact: Marc Stratton, Senior Vice President and Treasurer, 832-608-6166, ir@summitmidstream.com
SOURCE: Summit Midstream Partners, LP

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